SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter "Agreement") is entered into by and among Penn Treaty Network America Insurance Company (hereinafter "PTNA"), Penn Treaty American Corporation (hereinafter "PTAC") and William Hunt, Jr. (hereinafter "Hunt").

WHEREAS, Hunt and PTNA were parties to an "Employment Agreement," dated December 19, 2007; and

WHEREAS, Hunt and PTAC were parties to a Change of Control Agreement dated June 18, 2001;

WHEREAS, PTNA is in receivership and Hunt's employment as President and Chief Executive Officer of PTNA was terminated effective March 27, 2009; and

WHEREAS, a good-faith dispute has arisen between PTNA, PTAC, and Hunt regarding what monetary and other benefits, if any, are or will be due and owing to Hunt as a result of the termination of his employment from PTNA, and the parties mutually desire to resolve amicably and permanently all matters relating to Hunt's Employment Agreement and employment relationship with PTNA and the termination thereof, as well as all issues relating to the Change of Control Agreement between Hunt and PTAC;

NOW, THEREFORE, in consideration of the promises contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Termination Date. Hunt's employment with PTNA was terminated effective March 27, 2009 (the "termination date").

2. Severance Pay, Outplacement Assistance, and Benefits.

a.           Severance Pay Benefit. In consideration for Hunt's execution of this Agreement and his fulfillment of the promises made in this Agreement, PTNA and PTAC agree to provide Hunt with compensation for twelve (12) months beyond his March 27, 2009 termination date from PTNA, at his final regular rate of pay. This payment will be made as follows: within thirty (30) days of the execution of this Agreement by Hunt: (1) PTNA will pay Hunt the gross sum of Three Hundred Thirty-Five Thousand Nine Hundred Fourteen dollars and Thirty-Five cents ($335,914.35), less standard payroll taxes and authorized deductions, which represents eleven (11) months' gross pay; and (2) PTAC will pay the gross sum of Thirty Thousand, Five Hundred Thirty-Seven dollars and Sixty-Five cents ($30,537.65), less standard payroll taxes and authorized deductions, which represents one (1) month's gross pay. These payments are subject to Hunt's obligation to comply with his obligations as set forth in this Agreement. Should Hunt materially violate his obligations, the General Release in section 5 below shall remain in full force and effect. Should either PTNA or PTAC materially violate their obligations under this Agreement, the General Release in section 5 below shall be void.

b.           Outplacement Assistance. In further consideration for Hunt's execution of this Agreement and his fulfillment of the promises made in this Agreement, PTNA will make outplacement services available to Hunt through Right Management, at

PTNA's cost. Hunt shall be entitled to make use of these outplacement services for a period of six (6) months following the execution of this Agreement.

3. Unemployment Compensation. In further consideration for Hunt's execution of this Agreement and his fulfillment of the promises made in this Agreement, neither PTNA nor PTAC will contest Hunt's eligibility for unemployment compensation benefits.

4. References. If PTNA receives a request for a reference concerning Hunt from prospective, future employers, PTNA will provide only the following information: verification of Hunt's employment dates, title, and duties, and that it is PTNA's policy not to release any further information regarding former employees. This obligation is conditioned on all such requests for references being made to the PTNA Vice President of Human Resources.

5. General Release of Claims.

a.       In consideration of the benefits described in Sections 2 and 3 above, Hunt, on his own behalf and that of his heirs, executors, administrators, agents, representatives, and assigns, hereby forever releases PTNA, PTAC, and their parents, subsidiaries, or related companies (collectively referred to as the "Penn Treaty Companies"), including all of their shareholders, officers, directors, owners, employees, staff members, agents, representatives, predecessors, insurers, successors, and assigns (collectively referred to as "the Released Parties"), from any and all claims, demands, suits, or causes of action of any nature whatsoever, whether known or unknown, including, without limitation, those relating in any way to Hunt's Employment Agreement with PTNA, his employment with PTNA and the termination thereof, and the Change of Control Agreement with PTAC, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and all other federal, state or local laws, all tort claims, all claims for breach of contract, claims for wrongful discharge, claims for emotional distress, defamation, fraud, misrepresentation or other personal injury, claims for unpaid compensation, claims relating to benefits, claims for attorneys' fees and costs, and claims under any federal, state, or local law through the date this Agreement is signed by Hunt.

b.           Hunt hereby waives and relinquishes each and every right or benefit that Hunt might now have under his Employment Agreement with PTNA, the Change of Control Agreement with PTAC, and any other prior or existing contract or agreement with any of the Penn Treaty Companies, as well as under the common law or any statutory or regulatory provision to the fullest extent that Hunt may lawfully waive such right or benefit. In furtherance of such waiver and relinquishment, Hunt expressly warrants and represents that Hunt intends that the release given herein shall be and remain in effect as a full and complete release, notwithstanding the discovery or existence of any additional claims or facts predating the date of the execution of this Agreement.

c.           Notwithstanding any other provision of this Agreement, Hunt shall retain the right to seek indemnification pursuant to, and in accordance with, the provisions of PTNA's and PTAC's By-Laws and Article 10 of his Employment Agreement with PTNA, for any claims asserted against Hunt for acts or omissions during the time of Hunt's employment or service with PTNA or PTAC.

d.           In addition, for so long as PTAC continues to purchase Directors' and Officers Liability Insurance for the directors and officers of itself and its subsidiaries, Hunt will continue to receive the same coverage any such policy or policies provide to the other directors and officers of PTAC and its covered subsidiaries.

e.           Hunt agrees to resign, effective upon the date of his execution of this Agreement, from the following positions: (1) Chairman of the Board of PTNA; (2) President, CEO and Chairman of the Board of American Network Insurance Company; (3) President, CEO and Chairman of the Board of American Network Insurance Company of New York; and (4) Chairman of the Board of Network Insurance Senior Health Division, Inc.

f.           Hunt further forever waives and relinquishes any right that Hunt may have to reinstatement or reemployment with PTNA, agrees not to seek employment with PTNA now or in the future, and recognizes that PTNA has no obligation to reinstate or reemploy him.

g.           This release and waiver shall not be applicable to any claims which cannot be waived by law, including, but not limited to claims relating to the validity of enforcement of this Agreement, claims for unemployment compensation, or Hunt's right to file a charge of discrimination with or to testify, assist or participate in a discrimination investigation conducted by the Equal Employment Opportunity Commission ("EEOC") or similar governmental agencies, commissions, or bodies. In this regard, however, Hunt is waiving his right to any monetary recovery should he or any such entity (such as the EEOC) pursue any claim on Hunt's behalf.

6. No Existing Claims. Hunt hereby confirms that no claim, charge, or complaint filed by Hunt against the Released Parties presently exists before any federal, state, or local court or administrative agency.

7. Return of PTNA Property. Within three (3) days of the effective date of this Agreement, Hunt shall return to PTNA all property of any Penn Treaty Company, including without limitation, all lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks, instructional manuals, financial records, cell phones and any other physical or personal property which Hunt received or prepared or helped prepare in connection with Hunt's employment with PTNA. Hunt further agrees that Hunt will not retain any copies, duplicates, reproductions or excerpts thereof.

8. Confidentiality. Hunt shall hold in strict confidence and not divulge to any person or firm without the prior written consent of PTNA any non-public information concerning the business operations, financial condition, correspondence, documents, and records relating to the Penn Treaty Companies, except to the extent Hunt is subject to legal process or otherwise legally required to do so. Hunt will only disclose such information after providing PTNA with 10 days prior notice and giving PTNA the opportunity to object to such disclosure unless any governmental or law enforcement agency requests that he not provide such notice or the giving of such notice is prohibited by law. Hunt will not issue any press releases or other written communications for public dissemination or participate in any interviews with members of the journalistic or broadcast media regarding Hunt's past employment and/or relationship with the Penn Treaty Companies. Hunt agrees to refer to the period, terms, conditions and all other aspects of Hunt's employment in a friendly manner. Except to the extent that PTNA or PTAC are subject to legal process or otherwise legally required to do so, or it is necessary to do so in good faith in managing PTNA and PTAC's businesses, no officer or board member of PTNA or PTAC shall comment, publish or communicate disparaging or derogatory statements or opinions, directly or indirectly, to any third party, including to the public or members of the journalistic or broadcast media or to any prospective future employer of Hunt regarding Hunt of any nature, including regarding Hunt's job performance at or service for PTNA or PTAC.

9.        Cooperation. Hunt shall cooperate with any of the Penn Treaty Companies with respect to prior or pending business matters with which Hunt is or was involved. This cooperation includes but is not limited to making available to any of the Penn Treaty Companies such correspondence, documents and records as have applicability to the past, present and future business operations of such companies and making full and adequate disclosure to any of the Penn Treaty Companies of all matters involving any of them of which Hunt has knowledge. In addition, Hunt shall cooperate with and be available upon request to any of the Penn Treaty Companies in connection with any investigation, litigation, arbitration or other proceeding initiated or brought by or against any of the Penn Treaty Companies, whether or not Hunt is a party in such matter or in connection with any threatened or potential investigation, litigation, arbitration or other proceeding by or against any of the Penn Treaty Companies, including being available to answer questions by any of the Penn Treaty Companies and appearing as necessary to give testimony, either at trial, hearing, or in a deposition. Furthermore, Hunt shall cooperate in executing documents required to effectuate the purpose and intent of this paragraph and this Agreement. The Penn Treaty Companies shall attempt to schedule such cooperation at mutually convenient times and places taking into account any employment constraints that Hunt may have. The Penn Treaty Companies shall reimburse Hunt for reasonable expenses incurred by Hunt in such cooperation, such as telephone, travel, lodging, and meal expenses, consistent with generally applicable policies for reimbursement of employee expenses. In addition, the Penn Treaty Companies shall pay Hunt's reasonable legal fees incurred in connection with such cooperation and the parties further agree that, in the event of a conflict requiring Hunt to secure separate counsel while providing such cooperation, Hunt may select his own counsel. Notwithstanding the above, Hunt's selection of counsel and an appropriate fee structure for such legal services are subject to approval by the Penn Treaty Companies (with such approval not to be unreasonably withheld). Such services shall be reimbursed by the Penn Treaty Companies at a rate no greater than $350 per hour. Nothing in this Agreement shall require Hunt to fail or refuse to cooperate with any legal process or with any request for information of any governmental or law enforcement agency. Hunt will only respond to such legal process or governmental or law enforcement request for information after providing the Penn Treaty Companies with 10 days prior notice and giving the Penn Treaty Companies the opportunity to object to such disclosure, unless any governmental or law enforcement agency requests that he not provide such notice or the giving of such notice is prohibited by law.

10. Non-interference. For one (1) year from Hunt's execution of this Agreement, Hunt shall not, without the prior written consent of PTNA, (1) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any of the Penn Treaty Companies and any insurance broker, insurance agent, program manager, managing general underwriter, managing general agent, insured, reinsurer, supplier, vendor or employee of any of the Penn Treaty Companies or any other person or entity with which any of the Penn Treaty Companies maintains a business relationship, or (2) hire or attempt to hire directly or indirectly any employee of any of the Penn Treaty Companies.

11. Confidentiality of Agreement. Hunt, PTNA and PTAC shall keep secret and strictly confidential the existence of this Agreement and further shall not disclose, make known, discuss, or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone other than officers and directors of PTNA and PTAC who have a legitimate business reason to know, tax advisors and accountants, members of Hunt's immediate family, and/or his tax advisor or attorney, provided that those to whom any party makes such disclosure agree to keep said information confidential and not disclose it to others. The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement; or (iii) as may be requested by any governmental or law enforcement agency.

12. Non-Disparagement. Except to the extent Hunt is subject to legal process or otherwise legally required to do so or required by this Agreement to do so, Hunt shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on any of the Penn Treaty Companies or any of their directors, officers or shareholders.

13. Iniunctive and Other Relief. Hunt, PTNA and PTAC shall be entitled to have the provisions of Sections 7, 8, 9,10,11 and 12 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to Hunt, PTNA and/or PTAC and that money damages will not provide an adequate remedy to them. Moreover, Hunt, PTNA and PTAC understand and agree that if they breach any provision of this Agreement, in addition to any other legal or equitable remedy the non-breaching party shall be entitled to recover all their reasonable attorneys' fees and costs incurred by them arising out of any such breach.

14. No Admission of Wrongdoing. Hunt hereby acknowledges and agrees that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by any of the Penn Treaty Companies or the Released Parties of any liability or unlawful conduct of any kind.

15. Consultation of Counsel. PTNA recommends to Hunt that Hunt consult with legal counsel prior to executing this Agreement and Hunt acknowledges that he has done so.

16. Consideration Period. Hunt acknowledges that he has been given at least forty-five (45) days from his receipt of this Agreement to consider whether or not to sign this Agreement. Hunt agrees that if he signs this Agreement before the expiration of this forty-five (45) day period, he has done so voluntarily.

17. Revocation Period. Hunt is aware that he may change his mind and revoke this Agreement at any time during the seven (7) day period immediately after the date upon which this Agreement is signed, in which case none of the provisions of this Agreement will have effect. In the event that Hunt elects to revoke this Agreement, Hunt must do so in writing. Such revocation must be delivered by hand or sent by certified mail, post-marked before the end of the seven-day revocation period, to Kate Crimmins, Vice President, Human Resources, Penn Treaty Network America Ins. Co., 3440 Lehigh Street, Allentown, Pennsylvania. In the event that Hunt exercises his right of revocation, Hunt agrees to immediately repay to PTNA and/or PTAC any amounts previously paid to Hunt or on Hunt's behalf pursuant to this Agreement.

18. Governing Law. This Agreement shall be construed exclusively in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws therein. In the event that a dispute arises under this Agreement and legal action is instituted, the parties agree that such action may be maintained in any court of competent jurisdiction.

19. Declaration of Invalidity. The parties hereby acknowledge and agree that if any provision or term of this Agreement be declared void or to no effect by a competent tribunal, it is the intent of the parties that said declaration shall not operate to void any other provision or term of this Agreement and that those provisions and terms not declared void or to no effect shall continue in full force and effect and be binding on the parties.

20. Entire Agreement. The parties hereby acknowledge and agree that this Agreement constitutes and contains the exclusive and entire agreement and understanding between them concerning Hunt's Employment Agreement with PTNA, his employment with PTNA, the termination thereof, the circumstances attendant thereto, the Change of Control Agreement with PTAC, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

21. Modifications. This Agreement may not be waived, changed, modified, abandoned, or terminated, in whole or in part, except by an instrument signed by authorized representatives of PTNA, PTAC, and Hunt.

22.     Receipt and Effective Date. Hunt hereby acknowledges that this Agreement was presented to him on September 30, 2009. Additionally, Hunt further acknowledges that PTNA and PTAC have provided to Hunt, in conjunction with and attached to this Agreement as Exhibit A, a list of the job titles and ages of all individuals selected by PTNA at this time for the separation program and a list of the job titles and ages of all individuals in the same job classifications not selected by PTNA at this time for the separation program. This Agreement shall not become effective or enforceable until the expiration of the seven-day revocation period set forth in Section 17 above.

Hunt has had an opportunity to carefully review and consider this Agreement. After such careful consideration, Hunt knowingly and voluntarily enters into this Agreement with full understanding of its meaning.

IN WITNESS WHEREOF and intending to be legally bound, the parties have duly executed this Agreement as of the date(s) set forth below.

/s/ William Hunt, Jr. Date: October 9, 2009 WILLIAM HUNT, JR.	PENN TREATY NETWORK AMERICA INSURANCE COMPANY By: /s/ Kate Crimmins Title: Vice President, Human Resources Date: October 9, 2009
PENN TREATY AMERICAN CORPORATION By: /s/ Eugene Woznicki Title: Chairman and CEO Date: October 9, 2009